EXHIBIT 10.2

Amendment No. 1 to
Textron Spillover Pension Plan

WHEREAS, Textron Inc. wishes to amend the Textron Spillover Pension Plan to provide an additional pension benefit to certain executives designated by the Chief Executive Officer;
NOW, THEREFORE, IT IS RESOLVED, that the Textron Spillover Pension Plan be, and it hereby is, amended as follows, effective July 23, 2008:
1. Section 3.01 is amended by adding the following sentence to the end of that section:

“In addition to the benefit described in the preceding sentence, a Participant who is designated pursuant to Appendix C shall be eligible to receive a wrap-around pension benefit determined as provided in Appendix C, subject to the vesting requirements and other terms and conditions specified in Appendix C.”

2. A new Appendix C is added to the Plan in the form attached hereto as Exhibit A.

Exhibit A

Textron Spillover Pension Plan
Appendix C — Wrap-Around Pension Benefits

A.           Eligibility

In addition to any other benefit to which a Participant is entitled under the Plan, a Participant hired on or after January 1, 2008, who is designated by Textron’s Chief Executive Officer (or who is designated by the Organization and Compensation Committee of the Board, in the case of a Participant who is the Chief Executive Officer) shall be eligible to receive a wrap-around pension benefit calculated as provided in this Appendix C.  The wrap-around pension benefit shall be subject to the vesting requirements and other terms and conditions set forth in this Appendix C and in any offer letter or other written document (each, an “Offer Letter”) that describes the terms approved by the Chief Executive Officer or by the Organization and Compensation Committee of the Board.

B.           Additional Service Credit

The wrap-around pension benefit shall be calculated by adding to the benefit accrual service credited under the Participant’s Pension Plan the number of additional years of benefit accrual service identified in the Offer Letter.  The additional benefit accrual service shall be treated as if it were credited service earned with Textron in calculating the amount of the Participant’s spillover pension benefit under Section 3.01(a) of the Plan.  Unless the Offer Letter provides otherwise, the additional benefit accrual service shall not be taken into account in determining the amount of the participant’s actual Pension Plan benefit under Section 3.01(b) of the Plan.  Except as provided in the following paragraph concerning the lump-sum ratio, the wrap-around pension benefit shall be included (to the extent vested under Section D, below) in determining the amount of any survivor benefit, ancillary benefit, or other benefit under the Plan that is based on the retirement benefit determined in Section 3.01.

Unless the Offer Letter provides otherwise, the lump-sum ratio described in Section 5.04(c) of the Plan shall apply only to the Participant’s benefit calculated under Section 3.01 without regard to this Appendix C.  The value of the wrap-around pension benefit shall not be taken into account in calculating the lump-sum ratio, and the wrap-around pension benefit shall not be eligible for a lump-sum enhancement or for payment in a lump sum under Section 5.04(c).

Unless the Offer Letter provides otherwise, the additional benefit accrual service shall not be treated as if it were credited service earned with Textron for purposes of determining the Participant’s eligibility for early retirement benefits, death benefits, or other benefits provided under the Plan for which years of service are an eligibility condition.  Instead, the Participant’s eligibility to receive benefits under the Plan (including the wrap-around pension benefit) shall be based solely on the Participant’s actual service earned with Textron Companies.

C.           Offset for Benefits Under Prior Employer’s Plans

To the extent provided in the Offer Letter, the wrap-around pension benefit payable as a single-life annuity commencing at age 65 shall be reduced by the monthly amount of any tax-qualified or nonqualified benefit payable to the Participant as a single life annuity at age 65 from a plan or arrangement sponsored by a prior employer other than a Textron Company.  The monthly benefit payable under a prior employer’s plan shall be converted, if necessary, to a single life annuity commencing at age 65, using the actuarial assumptions or factors specified in the prior employer plan (or, if no conversion basis is available from the prior employer, using comparable actuarial assumptions or factors from Addendum A of the Textron Master Retirement Plan).  If the Participant’s account under a prior employer’s tax-qualified or nonqualified defined contribution plan is used in determining the offset, the account shall be converted to a single life annuity commencing at age 65 using the same actuarial assumptions or factors that would be used under Addendum A of the Textron Master Retirement Plan to convert a Retirement Account to an annuity.  If the Participant’s wrap-around pension benefit is paid at any time or in any form other than a single life annuity at age 65, the offset described in this paragraph shall be performed before the net benefit is converted to the alternative time or form of payment.

It shall be the obligation of each Participant to disclose to Textron as soon as practicable, upon Textron’s request, any amounts that might be used under this section to reduce the benefits provided by this Plan.  Such disclosure shall include information on annuity payments and lump-sum cash payments from other plans and any other information necessary to calculate the offset described in this section.

D.           Vesting Requirements

A Participant must complete any vesting requirements set forth in the Offer Letter in order to receive a wrap-around pension benefit under this Appendix C.  Unless the Offer Letter provides otherwise, the Participant must remain continuously employed by Textron (except as provided in the following paragraph concerning death, Total Disability, or a Change in Control) from the Participant’s date of hire until the date on which the Participant satisfies any age requirement, service requirement, or other vesting condition specified in the Offer Letter.  Unless the Offer Letter provides otherwise, if the Participant terminates employment with Textron for any reason before satisfying an applicable vesting requirement, the Participant shall forfeit the wrap-around pension benefit, and the wrap-around pension benefit shall not be reinstated if the Participant is subsequently re-employed by a Textron Company.  For purposes of determining whether the Participant has satisfied any service-based vesting requirement in the Offer Letter, only actual service with a Textron Company shall be taken into account: the additional service described in Section B of this Appendix C shall not be included.

Unless the Offer Letter provides otherwise, if the Participant’s death or Total Disability occurs while the Participant is employed by a Textron Company but before the Participant satisfies the vesting requirements specified in the Offer Letter, the wrap-around pension shall become fully vested on the date of the Participant’s death or Total Disability.  Unless the Offer Letter provides otherwise, if a Change in Control occurs while the Participant is employed by a Textron Company but before the Participant satisfies the vesting requirements specified in the Offer Letter, the wrap-around pension shall become fully vested as provided in Section 4.02 of the Plan.

E.           Other Terms and Conditions

The wrap-around pension benefit shall be subject to any additional terms and conditions set forth in the Offer Letter.  Terms and conditions specified in the Offer Letter shall supersede any conflicting terms of the Plan, except to the extent that the terms of the Plan must be applied in order to ensure that the wrap-around pension benefit satisfies the requirements of IRC Section 409A.

Except to the extent provided in the Offer Letter or in the preceding paragraphs of this Appendix C, the wrap-around pension benefit shall be paid at the same time and in the same form as the Participant’s regular benefit under the Plan, and shall be subject to all terms and conditions of the Plan.